Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2007 Second Quarter Results

    ST. LOUIS--(BUSINESS WIRE)--July 26, 2007--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today announced that total revenue for the fiscal 2007 second quarter (13 weeks ended June 30, 2007) increased 7.2% to $100.4 million, compared to $93.7 million in the prior year's second quarter (13 weeks ended July 1, 2006).

    Second quarter net income was $1.6 million or $0.08 per diluted share. These results include the operating loss from U.K. operations of $1.7 million, stock-based compensation expense of $0.5 million net of tax, and the benefit of an adjustment to the frequent shopper program of $0.2 million net of tax. Fiscal 2006 second quarter net income was $3.0 million or $0.15 per diluted share and included an operating loss from U.K. operations of $2.7 million and stock-based compensation expense of $0.5 million net of tax.

    "Our new store openings this quarter, including our first stores in Alaska, Montana and Puerto Rico, continue to drive our retail sales growth," said Maxine Clark, chairman and chief executive bear. "New stores in particular are an important driver of our overall profitability, while our older stores continue to contribute to our earnings. This is because new stores generally generate sales per square foot that are above our chain-wide average. Our comparable store sales trends have been disappointing, however our brand outlook remains positive, and we continue to concentrate on reversing the current trend. As we approach our company's 10th anniversary this October and revenues of about half-a-billion this year, we are building on our successful platform to become a billion-dollar global company through the expansion of company-owned stores in North America, the United Kingdom and France, franchise partnerships in international locations, and other growth initiatives."

    Fiscal 2007 Second Quarter Financial Results

    Fiscal 2007 second quarter total revenue includes net retail sales of $99.1 million, an increase of $6.1 million or 6.6% compared to last year's second quarter. Net retail sales growth was driven by new stores opened during the past twelve months in North America, an increase in sales from our U.K. operations of $3.5 million, an adjustment to the frequent shopper program of $0.3 million, and an increase in Internet sales of 8.6% to $1.8 million. Comparable store sales in North America declined 9.4% compared to a decline of 4.4% in the 2006 second quarter. Fiscal 2007 second quarter total revenue also includes revenue from international franchise fees and third-party licensing. Sales from U.K. operations totaled $11.0 million in the 2007 second quarter, compared to $7.5 million in the 2006 second quarter, an increase of 46.3%.

    The 2007 second quarter net income decline of $1.4 million, compared to the 2006 second quarter was driven primarily by reduced sales leverage on costs and expenses, partially offset by a lower effective tax rate, lower store preopening costs and higher interest income. Retail gross margin declined to 41.8%, from 43.9% in the fiscal 2006 second quarter, due primarily to a lack of sales leverage on store occupancy costs, offsetting a slight improvement in the merchandise margin rate. Selling, general and administrative expenses as a percent of total revenue increased to 39.1% from 37.1% in the fiscal 2006 second quarter, reflecting higher advertising expenses and language translation costs associated with the company's store openings in Montreal and Puerto Rico this year. These higher costs offset improved efficiencies in the company's store payroll expenses.

    Included in the 2007 second quarter is stock-based compensation expense of $0.8 million pretax ($0.5 million net of tax or $0.03 per diluted share). Fiscal 2006 second quarter results include the impact of stock-based compensation expense of $0.8 million pre tax ($0.05 million net of tax or $0.02 per diluted share).

    During the 2007 second quarter, the company opened 15 new Build-A-Bear Workshop(R) retail stores in North America, as planned, compared with opening 14 new stores during the 2006 second quarter. In the United Kingdom, the company opened one new store in Warrington, England. Build-A-Bear Workshop stores at the end of the second quarter totaled 252 in North America and 41 in the United Kingdom and Ireland.

    We plan to open twelve new North America stores in the 2007 third quarter, compared with ten new stores opened during the 2006 third quarter. Additionally, the company plans to open two new stores in the United Kingdom and two new stores in France in the 2007 third quarter.

    In fiscal 2007, Build-A-Bear Workshop expects to open a total of 39 new stores in North America, eight new stores the United Kingdom and three new stores in France.

    Year-to-Date Financial Results

    Total revenue for the first six months of fiscal 2007 (26 weeks ended June 30, 2007) increased 13.0% to $217.2 million, compared to $192.3 million in the first six month of fiscal 2006 (26 weeks ended July 1, 2006). Total revenue for the first six months of fiscal 2007 includes net retail sales of $215.0 million, an increased of $24.3 million of 12.7% compared to last year's first six months. Sales from U.K. operations totaled $21.8 million in the first six months of fiscal 2007, compared to $7.5 million in the first six months of fiscal 2006.

    Net income for the first six months of fiscal 2007 was $9.7 million, or $0.47 per diluted share, and included an operating loss of $3.9 million from U.K. operations, stock-based compensation expense of $0.9 million net of tax, and the benefit of adjustment to the frequent shopper program of $0.2 million net of tax. Net income for the first six months of fiscal 2006 was $11.3 million, or $0.56 per diluted share, and included an operating loss of $2.7 million from U.K. operations, and stock-based compensation expense of $0.8 million net of tax.

    On April 2, 2006, the company completed the acquisition of The Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., the company's franchisee in the United Kingdom. Therefore, the company's results for the first six months of 2006 reflect the impact of this acquisition for only a portion of the period.

    International Franchising

    During the quarter international franchisees opened five new stores. Openings include the first stores in India and Belgium along with additional stores in Denmark and Singapore. International stores totaled 42 at the end of the second quarter. The company recently signed a franchise agreement to open Build-A-Bear Workshop stores in the Middle East Gulf States of Qatar, Oman, Kuwait, Bahrain and the United Arab Emirates. This agreement brings the total number of international countries with franchise agreements to 21. International franchisees expect to open a total of 20 to 25 new stores in 2007.

    Other News

    As previously announced on June 28, 2007, the company retained Lehman Brothers to assist it and the board of directors in an analysis and consideration of a broad range of potential strategic alternatives to enhance long-term shareholder value. While the process is underway, the company does not expect to disclose further developments regarding the process until the Board's review of strategic alternatives has been completed. Also, during the process, the company will not provide any new earnings guidance, nor will the company update or comment further upon the earnings guidance previously provided. There is no assurance that the process will result in any changes to the company's current business plans or lead to any specific action or transaction

    Today's Conference Call Webcast

    Today at 9:00 a.m. EDT, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2007 second quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 290 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia, Africa and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. In April 2006, Build-A-Bear Workshop acquired The Bear Factory Limited and Amsbra, Ltd. adding company-owned stores in the United Kingdom and Ireland. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $437 million in fiscal 2006. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory including making these operations profitable; we do not know the results of the strategic alternatives evaluation process announced on June 28, 2007; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our market share could be adversely affected by a significant, or increased, number of competitors; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to realize the anticipated benefits from our company-owned distribution center; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; and we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 30, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)


                     13 Weeks                  13 Weeks
                      Ended                     Ended
                     June 30,   % of Total     July 1,    % of Total
                       2007     Revenues (1)     2006     Revenues (1)
                   ------------ ------------ ------------ ------------
Revenues:
  Net retail sales $    99,102         98.7  $    92,962         99.2
  Franchise fees           677          0.7          636          0.7
  Licensing
   revenue                 604          0.6           59          0.1
                   ------------ ------------ ------------ ------------
    Total revenues     100,383        100.0       93,657        100.0
                   ------------ ------------ ------------ ------------
Costs and
 expenses:
  Cost of
   merchandise
   sold                 57,649         58.2       52,190         56.1
  Selling, general
   and
   administrative       39,283         39.1       34,783         37.1
  Store preopening       1,369          1.4        1,582          1.7
  Interest expense
   (income), net          (356)        (0.4)        (299)        (0.3)
                   ------------ ------------ ------------ ------------
    Total costs
     and expenses       97,945         97.6       88,256         94.2
                   ------------ ------------ ------------ ------------
    Income before
     income taxes        2,438          2.4        5,401          5.8
Income tax expense         846          0.8        2,402          2.6
                   ------------ ------------ ------------ ------------
    Net income     $     1,592          1.6  $     2,999          3.2
                   ============              ============

Earnings per
 common share:
  Basic            $      0.08               $      0.15
                   ============              ============
  Diluted          $      0.08               $      0.15
                   ============              ============
Shares used in
 computing common
 per share
 amounts:
  Basic             20,222,624                20,152,761
  Diluted           20,427,858                20,425,749

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)


                     26 Weeks                  26 Weeks
                      Ended                     Ended
                     June 30,   % of Total     July 1,    % of Total
                       2007     Revenue (1)      2006     Revenue (1)
                   ------------ ------------ ------------ ------------
Revenues:
  Net retail sales $   214,985         99.0  $   190,692         99.2
  Franchise fees         1,372          0.6        1,326          0.7
  Licensing
   revenue                 840          0.4          270          0.1
                   ------------ ------------ ------------ ------------
    Total revenues     217,197        100.0      192,288        100.0
                   ------------ ------------ ------------ ------------
Costs and
 expenses:
  Cost of
   merchandise
   sold                119,789         55.7      102,050         53.5
  Selling, general
   and
   administrative       80,827         37.2       70,234         36.5
  Store preopening       2,057          0.9        2,197          1.1
  Interest expense
   (income), net          (901)        (0.4)      (1,165)        (0.6)
                   ------------ ------------ ------------ ------------
    Total costs
     and expenses      201,772         92.9      173,316         90.1
                   ------------ ------------ ------------ ------------
    Income before
     income taxes       15,425          7.1       18,972          9.9
Income tax expense       5,768          2.7        7,627          4.0
                   ------------ ------------ ------------ ------------
    Net income           9,657          4.4       11,345          5.9

Earnings per
 common share:
  Basic            $      0.48               $      0.56
                   ============              ============
  Diluted          $      0.47               $      0.56
                   ============              ============
Shares used in
 computing common
 per share
 amounts:
  Basic             20,252,222                20,115,818
  Diluted           20,476,603                20,413,563

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
       (dollars in thousands, except share and per share data)


                                            June 30,      December 30,
                                              2007            2006
                                          ------------    ------------
                ASSETS
Current assets:
  Cash and cash equivalents                   $ 17,205       $ 53,109
  Inventories                                   55,665         50,905
  Receivables                                    7,101          7,389
  Prepaid expenses and other current
   assets                                       21,541         11,805
  Deferred tax assets                            2,529          2,388
                                          ------------    ------------
    Total current assets                       104,041        125,596

Property and equipment, net                    133,002        130,347
Goodwill                                        42,500         36,927
Other intangible assets, net                     2,863          2,873
Other assets, net                               10,254          4,027
                                          ------------    ------------
Total Assets                                  $292,660       $299,770
                                          ============    ============


 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $ 40,491       $ 46,761
  Accrued expenses                               5,932         16,301
  Gift cards and customer deposits              18,636         28,128
  Deferred revenue                               6,686          6,454
                                          ------------    ------------
    Total current liabilities                   71,745         97,644
                                          ------------    ------------

Deferred franchise revenue                       2,645          2,297
Deferred rent                                   38,004         34,754
Other liabilities                                1,363            352
Deferred tax liabilities                           470            459

Stockholders' equity:
  Common stock, par value $0.01 per
   share                                           206            205
  Additional paid-in capital                    86,016         88,866
  Other comprehensive income (loss)              6,364           (997)
  Retained earnings                             85,847         76,190
                                          ------------    ------------
    Total stockholders' equity                 178,433        164,264
                                          ------------    ------------
Total Liabilities and Stockholders'
 Equity                                       $292,660       $299,770
                                          ============    ============



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
             Unaudited Selected Financial and Store Data
           (dollars in thousands, except square foot data)


                            13 Weeks   13 Weeks   26 Weeks   26 Weeks
                             Ended      Ended      Ended      Ended
                            June 30,   July 1,    June 30,   July 1,
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------

Other financial data:
   Gross margin ($) (1)    $ 41,452   $ 40,772   $ 95,195   $ 88,642
   Gross Margin (%) (1)        41.8%      43.9%      44.3%      46.5%
   Capital expenditures    $ 10,273   $ 21,416   $ 15,217   $ 31,082
   Depreciation and
    amortization           $  7,705   $  5,801   $ 13,965   $ 10,583
   Sales over the Internet $  1,847   $  1,700   $  4,727   $  4,179

Store data (2):
   Number of stores at end
    of period
     North America              252        216        252        216
     United Kingdom and
      Ireland                    41         40         41         40
                           ---------- ---------- ---------- ----------
       Total stores             293        256        293        256

   Store square footage at
    end of period
     North America          761,633    667,258    761,633    667,258
     United Kingdom and
      Ireland (3)            59,351     53,351     61,243     53,351
                           ---------- ---------- ---------- ----------
       Total square
        footage             820,984    720,609    822,876    720,609

   North America
    comparable store sales
    change (%) (4)             (9.4)%     (4.4)%     (8.1)%     (4.1)%

(1)Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.
(2)Excludes our webstore and seasonal and event-based locations. Square footage in the United Kingdom and Ireland is estimated
(3) selling square footage
(4)Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.


    CONTACT: Build-A-Bear Workshop, Inc.
             Investor Relations:
             Molly Salky, 314.423.8000 x5353
             or
             Media Relations:
             Jill Saunders, 314.423.8000 x5379
             www.buildabear.com